COMMON STOCK PURCHASE AGREEMENT
     THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 26, 2005, is entered into by and between U.S. HELICOPTER CORPORATION, a Delaware corporation (the “Company”), and the Buyer listed on Schedule I attached hereto (“Buyer”).
WITNESSETH:
     WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act; and
     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Buyer, as provided herein, and the Buyer shall purchase the number of shares of the Company’s common stock, par value $0.001 (the “Common Stock”) set forth on Schedule I for a total purchase price of $1.00 per share (the “Purchase Price”) (the “Subscription Amount”).
     NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Buyer hereby agree as follows:
1. PURCHASE AND SALE OF COMMON STOCK.
     (a) Purchase of Shares. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, the Buyer agrees to purchase at Closing (as defined herein below) and the Company agrees to sell and issue to the Buyer at Closing, Common Stock in the amount corresponding with the Subscription Amount set forth opposite the Buyer’s name on Schedule I hereto (the “Shares”). Upon execution hereof by the Buyer, the Buyer shall wire transfer the Subscription Amount set forth opposite his name on Schedule I in same-day funds to the trust account of the Company’s legal counsel as provided on Exhibit A attached hereto.
     (b) Warrants. The Company agrees to issue and deliver to the Buyer at Closing a warrant to purchase the number of shares of Common Stock set forth opposite the Buyer’s name on Schedule I hereto (the “Warrant”). The Warrant shall have an exercise price equal to $1.00 per share, shall be immediately exercisable and shall expire three (3) years from the Closing Date.
     (c) The Warrant Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, such number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of the Warrant. Any shares of Common Stock issuable upon exercise of the Warrant (and such shares when issued) are herein referred to as the “Warrant Shares”.

     (d) Closing Date. The Closing of the purchase and sale of the Shares shall take place at 10:00 a.m. Eastern Daylight Time on or before the tenth (10th) business day following the date hereof, unless all conditions precedent to the Closing have been satisfied by the Parties prior to such date (the “Closing Date”). The Closing shall occur on the Closing Date at the offices of Gallagher, Briody & Butler in Princeton, New Jersey (or such other place as is mutually agreed to by the Company and the Buyer).
     (e) Form of Payment. Upon execution hereof by the Buyer, the aggregate proceeds of the sale of the Shares to Buyer pursuant hereto shall be deposited via wire transfer to the trust account of the Company’s legal counsel described on Exhibit A attached hereto. In the event that the Closing does not occur as provided herein, the aggregate proceeds shall be returned to the Buyer via wire transfer to an account designated by the Buyer.
2. BUYER’S REPRESENTATIONS AND WARRANTIES.
     The Buyer represents and warrants, severally and not jointly, that:
     (a) Investment Purpose. The Buyer is acquiring the Shares, for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.
     (b) Accredited Investor Status. The Buyer is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D.
     (c) Reliance on Exemptions. The Buyer understands that the Shares, the Warrant and the Warrant Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of the representations and warranties of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire such securities.
     (d) Information. The Buyer and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it has deemed material to making an informed investment decision regarding its purchase of the Shares, the Warrant and the Warrant Shares, in each case which have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its advisors, if any, or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. The Buyer understands that its investment in the Shares, the Warrant and the Warrant Shares involves a high degree of risk and the Buyer has the financial wherewithal to lose its entire investment and understands that it could lose its entire investment. The Buyer has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares, the Warrant and the Warrant Shares.
     (e) No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares, the Warrant or the Warrant Shares, or the fairness or suitability of the investment in the Shares, the Warrant or the Warrant Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares, the Warrant or the Warrant Shares. The Buyer understands and acknowledges that the Company has undertaken and will undertake no efforts to comply with any laws of any jurisdiction outside the United States relating to the issuance and sale of its securities except as may be provided herein.
     (f) Rule 144. The Buyer understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. The Buyer acknowledges that such Buyer is familiar with Rule 144, promulgated pursuant to the Securities Act (“Rule 144”), and that until the Shares and Warrant Shares are registered under the Securities Act in accordance with Section 7 below, Rule 144 permits resales of the Shares or the Warrant Shares only under certain circumstances. The Buyer understands that to the extent that Rule 144 is not available, the Buyer will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.
     (g) Legends. The Buyer understands that until the Shares and Warrant Shares are registered under the Securities Act in accordance with Section 7 below, the certificates or other instruments representing the Shares and the Warrant Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.
               The legend set forth above shall be removed from the Shares and the Warrant Shares and the Company shall within two (2) business days issue a certificate without such legend to the holder of the Shares and the Warrant Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Shares and the Warrant Shares are registered under the Securities Act or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of counsel, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of the Shares and the Warrant Shares may be made without registration under the Securities Act. The legend set forth above shall be removed from the Shares and the Warrant Shares and the Company shall issue a certificate without such legend to the holder of the Shares and the Warrant Shares immediately upon the registration of the Shares and the Warrant Shares under the Securities Act in accordance with Section 7 below.
     (h) Authorization, Enforcement. The Buyer has full power and authority to enter into this Agreement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and legally binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. All necessary corporate action has been taken with respect to the Buyer to authorize and approve this Agreement and Buyer is under no obligation to obtain any approval, consent, or other action from any third party in order for Buyer to consummate the transaction contemplated hereby.
     (i) Receipt of Documents. The Buyer and or its counsel has received and read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein; (ii) all due diligence and other information provided by the Company or made available to the Buyer at the SEC Website (defined below) to the Buyer; (iii) the Company’s Prospectus filed with the SEC pursuant to Rule 424(b)(3) on September 20, 2005; and (iv) written answers to all questions the Buyer submitted to the Company regarding an investment in the Company; and the Buyer has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus. Buyer acknowledges and agrees that the Company’s representations and warranties are limited to exclusively those expressly stated in this Agreement and exclude any and all statements made in any other business plan, prospectus, projections, memorandum or other document or in any oral communication.
     (j) Due Formation of Corporate and Other Buyers. If the Buyer is a corporation, trust, partnership or other entity that is not an individual person, it has been formed and validly exists and has not been organized for the specific purpose of purchasing the Shares and is not prohibited from doing so.
     (k) No Legal Advice From the Company. The Buyer acknowledges, that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. The Buyer is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     The Company represents and warrants to the Buyer that, except as set forth in the SEC Documents (as defined herein):

     (a) Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.
     (b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, and any related agreements, and to issue the Shares, the Warrant and the Warrant Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares, the Warrant and the Warrant Shares have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement and any related agreements constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.
     (c) Capitalization. The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock. As of the date hereof, and as of the Closing Date, the Company has 24,545,723 shares of Common Stock and 316,000 shares of Preferred Stock issued and outstanding. All of such outstanding shares of Common Stock and Preferred Stock have been duly authorized and are validly issued fully paid and nonassessable. Except as disclosed in the SEC Documents (as defined in Section 3(f)) or the Disclosure Schedule attached hereto as Exhibit B, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in the SEC Documents or the Disclosure Schedule, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (other than as provided herein) and (iv) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency. Except as set forth on the Disclosure Schedules, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement. The Company has furnished to the Buyer or made available through the SEC’s website at http://www.sec.gov (the “SEC Website”) true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof and as of the Closing Date (the “Certificate of Incorporation”), and the Company’s By-laws, as in effect on the date hereof and as of the Closing Date (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.
     (d) Issuance of Securities. The Shares and the Warrants to be issued at the Closing have been duly authorized by all necessary corporate action and the Shares, when paid for and issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and nonassessable. When the Warrant Shares are issued in accordance with the terms of the Warrant, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders shall be entitled to all rights accorded to a holder of Common Stock. The Shares, the Warrants and the Warrant Shares will be issued in compliance with all applicable federal and state securities laws.
     (e) No Conflicts. Except as disclosed in the SEC Documents, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The National Association of Securities Dealers Inc.’s OTC Bulletin Board on which the Common Stock is to be quoted) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in material violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof. Except as disclosed in the SEC Documents, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is unaware of any facts or circumstance, which might give rise to any of the foregoing.

     (f) SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and has filed a registration statement on Form SB-2 on April 22, 2005, as amended on June 27, 2005, July 21, 2005, August 17, 2005, August 31, 2005 and on September 2, 2005 and filed a 424(b)(3) prospectus on September 20, 2005 (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Buyers or their representatives, or made available through the SEC Website, true and complete copies of the SEC Documents. As of their respective dates, the financial statements of the Company disclosed in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (g) Financial Statements. The Company has supplied the Buyer with, or made available to the Buyer through the SEC Website the Company’s balance sheet as of December 31, 2004, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004 and the period from inception (March 4, 2003) to December 31, 2003.
     (h) 10(b)-5. None of the representations and warranties in this Agreement, any certificate to be furnished to the Buyer at Closing or the SEC Documents included (or will omit in the case of the Closing certificate) any untrue statements of material fact, or omits (or will include in the case of the Closing certificate to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.
     (i) Absence of Litigation. Except as disclosed in the SEC Documents, there is no claim action, suit, proceeding, arbitration, complaint, charge, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or to the Company’s knowledge threatened against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as expressly disclosed in the SEC Documents, have a material adverse effect on the business, operations, properties, financial condition or prospects or results of operations of the Company and its subsidiaries taken as a whole.
     (j) Acknowledgments Regarding Buyer’s Purchase of the Shares. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Buyer or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer’s purchase of the Shares.
     (k) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.
     (l) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.
     (m) Employee Relations. The Company is not involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened. None of the Company’s employees is a member of a union and the Company believes that its relations with their employees are good.
     (n) Intellectual Property Rights. The Company owns or possesses or is currently seeking to develop adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its business as now conducted. The Company does not have any knowledge of any infringement by the Company of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing.
     (o) Environmental Laws. The Company is, to the best of management’s knowledge, (i) in material compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all material permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in material compliance with all terms and conditions of any such permit, license or approval.
     (p) Title. Any real property and facilities held under lease by the Company are held by the Company under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.
     (q) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be reasonably prudent and customary in the business in which the Company is engaged. The Company has neither been refused any insurance coverage sought or applied for nor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company, taken as a whole.
     (r) Regulatory Permits. The Company possesses or is in the process of applying for all material certificates, authorizations and permits issued or to be issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Company has not received any notice of proceedings relating to the revocation, modification or denial of any such certificate, authorization or permit.
     (s) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (t) No Material Adverse Breaches, etc. Except as set forth in the Disclosure Schedule, the Company is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company. Except as set forth in the Disclosure Schedule, the Company is not in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company.
     (u) Tax Status. Except as set forth in the Disclosure Schedule, the Company has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.
     (v) Certain Transactions. Except as set forth in the SEC Documents, and except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the Disclosure Schedule, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
     (w) Fees and Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.
     (x) The Company acknowledges that the Buyer is relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Buyer purchasing the Shares. The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Buyer would not enter into this Agreement.
4. COVENANTS.
     (a) Best Efforts. Each party shall use its commercially reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.
     (b) Form D. The Company shall notify the SEC in accordance with their rules and regulations, of the transactions contemplated herein, including filing a Form D with respect to the Shares, Warrants and Warrant Shares as required under Regulation D, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares, the Warrants and the Warrant Shares to the Buyers or subsequent holders.
     (c) Reporting Status. Until the date as of which the Buyer may sell all of the Shares and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto) (the “Registration Period”), the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the Exchange Act and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.
     (d) Fees and Expenses. Except as may be set forth elsewhere in this Agreement, the Company and the Buyer shall be solely responsible for the respective costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of this Agreement.
     (e) Use of Proceeds. The Company will use the proceeds from the sale of the Shares and the Warrant for general corporate and working capital purposes.
     (f) Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the issuance of the Warrant Shares. If at any time the Company does not have available such shares of Common Stock as shall from time to time be sufficient to effect the exercise of all of the Warrant Shares of the Company shall call and hold a special meeting of the shareholders within sixty (60) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.
     (g) Listings or Quotation. The Company shall, concurrently with the effectiveness of the registration statement filed with the SEC pursuant to Section 7 below, use its best efforts to secure the listing or quotation of its Common Stock (including, without limitation, the Shares and the Warrant Shares) upon a national securities exchange, automated quotation system or the Over-The-Counter Bulletin Board (“OTCBB”) maintained by the National Association of Securities Dealers, Inc. The Company shall maintain the listing or quotation of the Common Stock for so long as the Buyer is the beneficial owner of any Common Stock, the Warrant or the Warrant Shares. The Company shall use its best efforts to maintain the Common Stock’s authorization for quotation on the OTCBB.
     (h) Financial and Accounting. Prior to the effectiveness of the Company’s registration statement on Form SB-2, the Company will have instituted and will be employing and maintaining customary internal accounting controls and methods in its business operations sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation or financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
5. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

     The obligation of the Company hereunder to issue and sell the Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:
     (a) The Buyer shall have executed this Agreement and delivered the same to the Company.
     (b) The Buyer shall have delivered to the Company the Purchase Price for Shares in the amount set forth next to the Buyer as outlined on Schedule I attached hereto.
     (c) The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.
6. CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.
     The obligation of the Buyer hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:
     (a) The Company shall have executed this Agreement and delivered the same to the Buyer.
     (b) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. If requested by the Buyer, the Buyer shall have received a certificate, executed by the President of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, without limitation an update as of the Closing Date regarding the representation contained in Section 3(c) above.
     (c) The Company shall have executed and delivered to the Buyer the Shares and the Warrant in the amounts set forth opposite the Buyer’s name on Schedule I attached hereto.
     (d) The Buyer shall have received from Gallagher, Briody & Butler, counsel to the Company, an opinion, dated as of the Closing Date, in a form satisfactory to the Buyer.
     (e) The Secretary of the Company shall have delivered to the Buyer at the Closing a certificate certifying (i) the By-Laws of the Company and (ii) resolutions of the Board of

Directors of the Company approving this Agreement, the Warrant and the transactions contemplated hereby and thereby.
     (f) The Company shall have provided to the Buyer a certificate of good standing from the Secretary of State of Delaware.
     (g) The Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of issuing the Warrant Shares pursuant to the terms of the Warrants, shares of Common Stock to effect the issuance of all Warrants then outstanding.
7. REGISTRATION RIGHTS.
     (a) Subject to the terms and conditions of this Agreement, the Company shall prepare and file, no later than forty five (45) days from the Closing Date (the “Scheduled Filing Deadline”), with the SEC a registration statement on Form S-1 or SB-2 (or, if the Company is then eligible, on Form S-3) under the 1933 Act (the “Initial Registration Statement”) for the registration for the resale by the Buyer of the Shares and the Warrant Shares (together, the “Registrable Securities”). The Company shall cause the Registration Statement to remain effective until the earlier of (i) the Registrable Securities have been sold, or (ii) the date the Registrable Securities become eligible for sale without restriction under Rule 144(k) promulgated under the Securities Act of 1933.
     (b) Effectiveness of the Initial Registration Statement. The Company shall use its best efforts (i) to have the Initial Registration Statement declared effective by the SEC no later than one hundred eighty (180) days after the filing thereof (the “Scheduled Effective Deadline”) and (ii) to insure that the Initial Registration Statement and any subsequent Registration Statement remains in effect until all of the Registrable Securities have been sold, subject to the terms and conditions of this Agreement, but not later than the point in time that Section 144(k) becomes available for resale of the Registrable Securities.
     (c) If and whenever the Company is required by the provisions of this Section 7(a) to effect the registration of the Shares and the Warrant Shares under the Securities Act, the Company will:
          (i) Furnish to the Buyers participating in such registration such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Buyers may reasonably request in order to facilitate the sale of such shares;
          (ii) Notify the Buyers participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;
          (iii) Notify such Buyers promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

          (iv) Prepare and promptly file with the Commission and promptly notify such Buyers of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and
          (v) Advise such Buyers, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.
     (d) With respect to a registration required pursuant to this Section 7, all fees, costs and expenses of and incidental to such registration, shall be borne by the Company, including all registration, filing, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the Shares to be offered are to be registered and qualified. Fees and disbursements of counsel and accountants for the participating Buyers and any other expenses incurred by the participating Buyers shall be borne by the Company; provided that the fees and disbursements of counsel to the participating Buyers shall not exceed $5,000 in connection with a registration required under this Section 7.
     (e) The Company will indemnify and hold harmless each Buyer whose Shares and Warrant Shares are included in a registration statement pursuant to the provisions of Section 7 and any underwriter for such Buyer from and against, and will reimburse such Buyer and each such underwriter with respect to, any and all loss, damage, liability, cost and expense to which such Buyer or any such underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expenses arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Buyer or such underwriter in writing for use in the preparation thereof.
     (f) Each Buyer whose Shares and Warrant Shares are included in a registration pursuant to the provisions of this Section 7 hereof will indemnify and hold harmless the Company, any successor entity of the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by or on behalf of such Buyer for use in the preparation thereof. The maximum aggregate liability of each Buyer pursuant to its indemnification obligations under this Section 7 shall not exceed the portion of the Purchase Price paid by such Buyer hereunder.
     Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (e) or (f) above of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (e) or (f), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party.
8. RIGHT TO PARTICIPATE IN FUTURE OFFERINGS.
     For a period of two years from and after the Closing Date, the Buyer shall have a right to participate (the “Participation Right”) in future equity or debt securities offerings (but not secured commercial loan financings) (a “Securities Offering”) conducted by the Company on the same terms and conditions as other investors in such Securities Offering for so long as the Buyer holds a minimum of five percent (5%) of the Company’s Common Stock; provided however, such right of participation shall not include any transaction between the Company and Cornell Capital Partners, LP or any other offering pending as of the date of this Agreement. In the event that the Company conducts a Securities Offering during such two year period and the Buyer holds at least 5% of the Company’s Common Stock immediately prior to the commencement of such offering, the Company shall provide written notice to the Buyer of the terms of the Securities Offering. The Buyer shall have a period of 20 days during which to provide written notice to the Company of its decision to participate in the Securities Offering. Notwithstanding the foregoing, the Buyer’s Participation Right shall be limited by applicable Federal, State and/or local laws pertaining to foreign ownership of businesses of the type conducted by the Company.
9. BUYER’S RIGHT TO BOARD SEAT
     Within ten business days following the Closing Date, the Board of Directors of the

Company shall (a) increase the number of members of the Board of Directors by one additional member in accordance with Section 1 of Article III of the Company’s By-Laws and (b) fill such vacancy on the Board of Directors by appointing Buyer’s nominee, Chris Brady (the “Director Nominee”), as a member of the Board of Directors of the Company in accordance with Section 2 of Article III of the Company’s By-Laws. The Company shall provide the Director Nominee the same financial or other information as is generally provided to the Company’s other directors and officers at the same time that such other directors and officers receive such information. The Buyer and the Company acknowledge and agree that the Buyer’s director nominee shall be required to pass a standard background check as is required by applicable Federal, State and local government agencies and departments having jurisdiction over the Company’s business and activities.
10. RIGHT TO EXCLUSIVE ARRANGEMENT IN MIDDLE EAST
     The Buyer shall have the exclusive right, for up to three (3) years from the Closing Date (“the Exclusivity Period”) to develop with the Company a joint venture, partnership or any other commercial arrangement in the Middle East involving the establishment of aviation operations in such area. During the Exclusivity Period the Company shall not, directly or indirectly, without the prior written consent of the Buyer (i) solicit, initiate or knowingly encourage or facilitate the submission by a third party of any joint venture, partnership or any other commercial arrangement in the Middle East involving the establishment of aviation operations in such area (a “Third Party Proposal”), (ii) enter into, participate, continue or otherwise engage in or facilitate any discussions or negotiations with, or provide any nonpublic information to any person (other than Buyer) with respect to any inquiries regarding, or the making of, a Third Party Proposal, or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to a Third Party Proposal. If during the Exclusivity Period, the Company receives any unsolicited offer from a third party other than the Buyer to develop with the Company a joint venture, partnership or any other commercial arrangement in the Middle East involving the establishment of aviation operations in such area that the Company elects to pursue, (A) the Company shall promptly provide written notice to the Buyer of the terms of such offer, (B) the Buyer and the Company shall thereafter jointly respond to and jointly negotiate the terms of any such joint venture, partnership or other commercial arrangement and (C) the Buyer shall have the right in its sole discretion to participate as an equal partner in all respects in any such joint venture, partnership or other commercial arrangement. The Middle East shall be defined as the following countries: Saudi Arabia, Kuwait, Bahrain, Qatar, United Arab Emirates, Oman, Jordan, Egypt, Lebanon, Iraq, Iran, Syria and Turkey.
11. GOVERNING LAW: MISCELLANEOUS
     (a) Governing Law. THIS AGREEMENT SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT, THE AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BOTH PARTIES IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING. BOTH PARTIES FURTHER AGREE THAT SERVICE OF PROCESS UPON A PARTY MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE PARTY IN ANY SUCH SUIT OR PROCEEDING. NOTHING HEREIN SHALL AFFECT EITHER PARTY’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. BOTH PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER. THE PARTY WHICH DOES NOT PREVAIL IN ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL BE RESPONSIBLE FOR ALL FEES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH SUCH DISPUTE.
(b)	Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

(c)	Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)	Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)	Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(f)	Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	U.S. Helicopter Corporation
6 East River Piers, Suite 216
Downtown Manhattan Heliport
New York, NY 10004
	Attention:	John G. Murphy
	Telephone:	212-248-2002
	Facsimile:	212-248-0940

With a copy to:	Gallagher, Briody & Butler
Princeton Forrestal Village
155 Village Blvd. — Suite 201
Princeton, NJ 08540
	Attention:	Thomas P. Gallagher, Esq.
	Telephone:	609-452-6000
	Facsimile:	609-452-0090
     If to the Buyer, to its address and facsimile number on Schedule I, with copies to the Buyer’s counsel as set forth on Schedule I. Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.
          (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.
          (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
          (i) Survival. The representations and warranties of the Company and the Buyer contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4 and 5 shall survive the Closing for a period of two (2) years following the date on which the Shares are converted in full. The Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.
          (j)Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
* * * *

     IN WITNESS WHEREOF, the Buyer and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

COMPANY: U.S. HELICOPTER CORPORATION
By:	/s/ John G. Murphy
John G. Murphy
Chief Executive Officer and President

SCHEDULE I

		Address/Facsimile	Amount of	Amount of
Name of Buyer	Signature	Number of Buyer	Subscription	Warrants
International Financial Advisors, K.S.C.	/s/ [Illegible]		3,000,000 shares	750,000

Legal Counsel of Buyer: